EXHIBIT 99.1

Rockwell Medical Reports 2013 First Quarter Results; Signs Long-Term, National Supply Agreement With DaVita

- Compelling PRIME Data, Calcitriol Manufacturing Submission Highlight Q1-

- Company to expand business with DaVita via multi-year supply deal -

WIXOM, Mich., May 8, 2013 (GLOBE NEWSWIRE) -- Rockwell Medical, Inc. (Nasdaq:RMTI), a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron deficiency, secondary hyperparathyroidism and hemodialysis, reported financial results for the first quarter of 2013.

Q1 2013 Highlights

  Sales were $12.3 million, an increase of 2.6% over Q1 2012.
  Domestic sales increased 5.5% over Q1 2012.
  Gross profit decreased $300,000, primarily due to higher material and operational costs.
  Cash and investments aggregated $5.8 million as of March 31, 2013.

Drug Development Highlights

  Calcitriol (active vitamin D) injection data was submitted to FDA for manufacturing approval.
  PRIME clinical data showing 35% ESA reduction to be presented at upcoming ERA-EDTA, Istanbul, Turkey.
  CRUISE-1 top-line data projected Q3 2013; CRUISE-2 top-line data projected Q4 2013.

For the quarter, Rockwell reported a loss of ($15.4) million or ($0.72) per share compared to ($10.6) million or ($0.54) per share in the first quarter of 2012. R&D costs were $12.75 million compared to $9.4 million in the first quarter of 2012. Non-cash charges for equity compensation and warrant revaluation expense were $2.3 million.

"We achieved two very important clinical goals in Q1," stated Rob Chioini, Founder, Chairman and CEO of Rockwell Medical. "First, our SFP clinical data from the PRIME study was excellent, showing an impressive reduction in the need for ESA and supporting our belief that SFP will demonstrate efficacy in the Phase 3 CRUISE clinical studies. Second, we submitted our Calcitriol manufacturing data to the FDA, which was the last major step we needed to complete to be able to launch the drug commercially. Once we get approval confirmation from the FDA, we plan to offer Calcitriol to dialysis providers across the U.S. and we are optimistic that we will have success gaining sales."

Mr. Chioini further stated, "Our domestic sales were in line with our expectations. Going forward we expect to see increased sales growth, notably from our CitraPure® product line, new product offerings and from the increased commitment in our new supply contract with DaVita."

Conference Call Information

Rockwell Medical will be hosting a conference call to review its first quarter 2013 results on Wednesday, May 8, 2013 at 4:30 pm ET. Investors are encouraged to call a few minutes in advance at (877) 383-7438, passcode #64250555 or to listen to the call via webcast at the Rockwell Medical IR web page: http://ir.rockwellmed.com/

About SFP

SFP is a unique iron compound that is delivered to the hemodialysis patient via dialysate, replacing the 5-7mg of iron lost during a dialysis treatment. SFP is introduced into the sodium bicarbonate concentrate that subsequently is mixed into dialysate. Once in the dialysate, SFP crosses the dialyzer membrane and enters the bloodstream where it immediately binds to apo-transferrin and is taken to the bone marrow, mimicking the way dietary iron is processed in the human body. In completed clinical trials to date, SFP has demonstrated that it can safely deliver iron and maintain hemoglobin levels, while decreasing ESA use without an increase in iron stores.

About Rockwell Medical

Rockwell Medical is a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron deficiency, secondary hyperparathyroidism and hemodialysis.

Rockwell's lead drug candidate in late-stage clinical development is for the treatment of iron deficiency in dialysis patients and is called Soluble Ferric Pyrophosphate (SFP).  SFP delivers iron to the bone marrow of dialysis patients in a non-invasive, physiologic manner via dialysate during their regular dialysis treatment. In completed clinical trials to date, SFP has demonstrated that it can safely deliver sufficient iron to the bone marrow. SFP is nearing completion of its Phase 3 clinical studies (CRUISE-1 and CRUISE-2) and is expected to address an estimated $600M U.S. market.

Rockwell is preparing to launch its FDA approved generic drug called Calcitriol to treat secondary hyperparathyroidism in dialysis patients. Calcitriol active vitamin D injection is indicated in the management of hypocalcemia in patients undergoing chronic renal dialysis. It has been shown to significantly reduce elevated parathyroid hormone levels. Reduction of PTH has been shown to result in an improvement in renal osteodystrophy. Rockwell intends to launch Calcitriol as soon as it receives FDA manufacturing approval, addressing an estimated $350M U.S. market.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad. As one of the two major suppliers in the U.S., Rockwell's products are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream.  Rockwell has three manufacturing and distribution facilities located in the U.S. and its operating infrastructure is a ready-made sales and distribution channel that is able to provide seamless integration into the commercial market for its drug products, Calcitriol and SFP upon FDA market approval.

Rockwell's exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience.  Rockwell Medical is developing a pipeline of drug therapies, including extensions of SFP for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information. For a demonstration of SFP's unique mechanism of action in delivering iron via dialysate, please view the animation video at http://www.rockwellmed.com/collateral/documents/english-us/mode-of-action.html.

The Rockwell Medical Technologies, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6773

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws, including, but not limited to, Rockwell's intention to launch Calcitriol and SFP following FDA approval. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan", "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical's SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

ROCKWELL MEDICAL, INC. AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS
For the three months ended March 31, 2013 and March 31, 2012
(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2013	March 31, 2012
Sales	$ 12,336,374	$ 12,028,417
Cost of Sales	11,055,394	10,401,941
Gross Profit	1,280,980	1,626,476
Selling, General and Administrative	3,916,783	2,898,684
Research and Product Development	12,754,518	9,405,547
Operating Income (Loss)	(15,390,321)	(10,677,755)
Interest and Investment Income, net	10,672	111,097
Interest Expense	75	253
Income (Loss) Before Income Taxes	(15,379,724)	(10,566,911)
Income Tax Expense	--	--
Net Income (Loss)	$ (15,379,724)	$ (10,566,911)

Basic Earnings (Loss) per Share	($ 0.72)	($ 0.54)

Diluted Earnings (Loss) per Share	($ 0.72)	($ 0.54)

ROCKWELL MEDICAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
As of March 31, 2013 and December 31, 2012

ASSETS	March 31, 2013 (Unaudited)	December 31, 2012
Cash and Cash Equivalents	$ 5,774,297	$ 4,711,730
Accounts Receivable, net of a reserve of $34,600 in 2013 and $26,000 in 2012	4,462,299	4,431,932
Inventory	2,865,510	2,649,639
Other Current Assets	1,086,167	1,356,131
Total Current Assets	14,188,273	13,149,432

Property and Equipment, net	1,791,942	1,858,442
Intangible Assets	624,987	666,744
Goodwill	920,745	920,745
Other Non-current Assets	442,223	429,723
Total Assets	$ 17,968,170	$ 17,025,086

LIABILITIES AND SHAREHOLDERS' EQUITY
Capitalized Lease Obligations	$ 1,451	$ 2,280
Accounts Payable	16,100,474	14,833,565
Accrued Liabilities	12,288,923	12,015,978
Customer Deposits	82,997	135,133
Total Current Liabilities	28,473,845	26,986,956

Capitalized Lease Obligations	--	--

Shareholders' Equity:
Common Shares, no par value, 25,859,138 and 21,494,696 shares issued and outstanding	106,884,342	92,866,458
Common Share Purchase Warrants, 2,175,407 and 2,233,240 warrants issued and outstanding	7,996,964	7,178,929
Accumulated Deficit	(125,386,981)	(110,007,257)
Accumulated Other Comprehensive Loss	--	--
Total Shareholders' Equity (Deficit)	(10,505,675)	(9,961,870)

Total Liabilities And Shareholders' Equity	$ 17,968,170	$ 17,025,086

ROCKWELL MEDICAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the three months ended March 31, 2013 and March 31, 2012
(Unaudited)

	2013	2012

Cash Flows From Operating Activities:
Net (Loss)	$ (15,379,724)	$ (10,566,911)
Adjustments To Reconcile Net Loss To Net Cash Used In
Operating Activities:
Depreciation and Amortization	250,530	277,200
Share Based Compensation – Non-employee	966,227	285,568
Share Based Compensation- Employees	1,350,959	1,203,821
Loss (Gain) on Disposal of Assets	5,109	10,395

Changes in Assets and Liabilities:
Decrease (Increase) in Accounts Receivable	(30,367)	7,741
Decrease (Increase) in Inventory	(215,871)	93,892
Decrease in Other Assets	257,464	240,838
Increase (Decrease) in Accounts Payable	1,266,909	(702,612)
Increase in Other Liabilities	220,809	848,199
Changes in Assets and Liabilities	1,498,944	488,058
Cash Provided By (Used) In Operating Activities	(11,307,955)	(8,301,869)

Cash Flows From Investing Activities:
Purchase of Equipment	(153,380)	(88,543)
Proceeds on Sale of Assets	5,998	350
Cash (Used) In Investing Activities	(147,382)	(88,193)

Cash Flows From Financing Activities:
Proceeds from the Issuance of Common Shares and Purchase Warrants	12,518,733	16,317,287
Payments on Notes Payable and Capital Lease Obligations	(829)	(3,067)
Cash Provided By Financing Activities	12,517,904	16,314,220

Increase (Decrease) In Cash	1,062,567	7,924,158
Cash At Beginning Of Period	4,711,730	5,715,246
Cash At End Of Period	$ 5,774,297	$ 13,639,404
CONTACT: Michael Rice, Investor Relations; (646) 597-6979
         David Connolly, Media Contact; (617) 374-8800